Exhibit 99.2

I.Scope
This policy supplements the general restrictions on insider trading that are set forth in our Business Ethics and Corporate Policies.
This policy is applicable to the following persons ("Covered Persons"):
•directors;
•Section 16 Officers;
•Employees who regularly come into contact with Material nonpublic information; and
•any Relatives or other persons who are living with such person, as well as persons or entities whose trading activities are directed by such person or are under the influence or control of such person.
Covered Persons must comply with the following policies related to trading and owning Company securities. If you have any questions regarding these policies, please contact our general counsel.

II.Purpose

To establish rules intended to help Covered Persons to be aware of, and comply with, insider trading laws.

III.Definitions
Certain capitalized terms have the meanings set forth in our Business Ethics and Corporate Policies. In addition, the following definitions apply to this policy:

Material nonpublic information refers to information that (1) has not been publicized or otherwise become generally available to investors and potential investors, (2) a reasonable investor is substantially likely to consider important to making a decision to purchase, sell, or vote securities or (3) significantly alters the total mix of information available about us. This information may include operational and financial performance or guidance as to future performance and important corporate events and plans, mergers, acquisitions, dispositions, investments, strategic plans, debt and other contractual defaults, securities offerings, securities redemptions, securities repurchase plans, stock splits, dividend changes, corporate restructuring, significant litigation and changes in senior management or management compensation.

Section 16 Officer refers to the Company’s (i) president, principal financial officer, principal accounting officer (or if none, the controller), and any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), as determined from time to time by our board of directors, (ii) any other officer who performs a policy-making function, as determined from time to time by our board of directors, (iii) any other person who performs similar policy-making functions for us, as determined from time to time by our board of directors, and (iv) officers of our Subsidiaries shall also be deemed our officers if they perform policy-making functions for us, as determined from time to time by our board of directors. The legal department will notify impacted employees.

IV.Policy

Covered Persons
The following restrictions apply to Covered Persons:
•May not gain from any Material nonpublic information relating to the Company or any publicly-traded Commercial Counterparty.
•Who possess Material nonpublic information may not purchase or sell any securities of the Company or any Commercial Counterparty. Purchases and sales are broadly defined:
oEntering into a contract for a purchase or sale is the same as making the actual purchase or sale.
oDerivatives transactions and stock option exercises should be considered purchases or sales.
•Who possess Material nonpublic information may not gift the Company’s securities where the Covered Person knew or was reckless in not knowing that the recipient would sell the securities prior to the disclosure of such Material nonpublic information.
•May not disclose any such Material nonpublic information to others for use by such person for buying or selling securities of a company, or make recommendations or express opinions to others on the basis of Material nonpublic information as to buying or selling any securities of such company.
•Must also comply with our policy on use of Confidential Information.
•May not:
osell the Company's securities short.

obuy or sell options, hedges, prepaid variable forwards, equity swaps, exchange funds, forward-sale contracts, collars, other derivatives or monetizations on Company securities.
ohold Company securities in margin accounts or other programs that may buy or sell Company securities without specific direction (other than broad-based mutual funds).
•May not mortgage or pledge Company securities as collateral for a loan.
Pre-clearance of Trades
Covered Persons may not purchase, sell, gift or transact in Company securities (including derivatives and debt securities) without prior clearance from our general counsel or his designees and may never purchase, sell, gift or transact in violation of our policy on insider trading. Except as otherwise noted, the following are exceptions to the Policy and are not required to be pre-cleared:
•Employee stock option exercises or settlements and related tax withholdings. Broker-assisted cashless option exercises, however, require pre-clearance.
•Restricted stock award granting or vesting and related tax withholdings.
•Employee stock purchase plan purchases resulting from contribution elections made at enrollment. However, sales of stock purchased through an employee stock purchase plan require pre-clearance. In addition, the ability of an employee to enroll in an employee stock purchase plan may be restricted at the direction our general counsel or his designees.
•Dividend reinvestment plan reinvestments of dividends. Additional contributions to the plan, election to participate in the plan and changes in plan participation, however, require pre-clearance.
•Trading pursuant to a 10b5-1 plan, as discussed below. However, entry into or changes to a 10b5-1 plan require review and approval by our general counsel.
•Any transaction specifically approved in advance by the general counsel.
If possible, a request for pre-clearance should be submitted to our general counsel at least one business day in advance of the proposed transaction. The general counsel is under no obligation to approve a trade submitted for pre-clearance and may determine not to permit the trade.
Clearance of a proposed trade by the general counsel does not constitute legal advice regarding or otherwise acknowledge that a Covered Person does not possess Material nonpublic information. Covered Persons must ultimately make their own judgments and, if appropriate, seek their own legal counsel regarding and are personally responsible for determining, whether they are in possession of Material nonpublic information.
Quarterly Blackout Periods
Covered Persons may not trade Company securities beginning after the close of market on the 15th of the month prior to the end of each fiscal quarter and ending after 2 full trading days following our earnings release related to that quarter and may never trade in violation of our policy on insider trading.
From time to time, the Company may also prohibit Covered Persons or other employees from trading Company securities because of developments known to the Company and not yet disclosed to the public. In this event, Covered Persons or other employees may not engage in any transaction involving the purchase or sale of Company securities until the information has been known publicly for at least 2 full trading days and should not disclose to others the fact of the trading suspension.
Note, trading in Company securities at times other than during a blackout period should not be considered a "safe harbor" for trading.
Post-Termination Transactions
If a Covered Person is aware of Material nonpublic information at the time that such Covered Person’s employment or service relationship with the Company terminates, the Covered Person may not purchase, sell, or transact in Company securities or the securities of another publicly-traded company as set forth above until that information has become public or is no longer Material.
10b5-1 Plans
Covered Persons and other employees may establish written plans in compliance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended ("Rule 10b5-1"), that permit automated trading of Company securities. Rule 10b5-1 is very complex and trading plans must meet a list of requirements in order to qualify as a Rule 10b5-1 plan. Prior to entering into a Rule 10b5-1 plan, you must submit the terms of the plan to the general counsel for review and approval. In addition, any changes to an existing Rule 10b5-1 plan must be reviewed and approved by our general counsel. The general counsel is under no obligation to approve a proposed Rule 10b5-1 plan and may determine not to permit a proposed Rule 10b5-1 plan.

V.Signatures(s)

/s/ Michael Preston
Michael Preston
Executive Vice President, Chief Strategy Officer
and General Counsel